SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Second Amendment (the “Amendment”) to the Registration Rights Agreement dated as of February 28, 2006 (the “Registration Agreement”) between Small World Kids, Inc., a Nevada corporation (the “Company”) and Laurus Master Fund, Ltd. (“Laurus”) is made as of January 26, 2007 with reference to the following (capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Registration Agreement):

A. Pursuant to the Registration Agreement, the Company is required to file with the Commission a Registration Statement for the shares underlying the issuance of the Warrant.

NOW THEREFORE, the parties agree to amend the Registration Agreement without any penalty to the Company as follows:

1.  Registration. Paragraph 2 of the Registration Agreement - Registration is deleted in its entirely and is no longer in full force and effect. No default is incurred or penalties are owed for withdrawing the Registration Statement that was originally filed on June 15, 2006 and amended by Amendment No. 1 to the Registration Statement filed on October 4, 2006 and not having the registration statement declared effective within 180 days of the date of the Registration Rights Agreement.

2.  Effect of Amendment. Except as expressly provided herein, all the terms, provisions and conditions of the Registration Agreement shall remain the full force and effect and the obligations of the parties with respect thereto shall, except as specifically provided herein, be unaffected by this Amendment.

IN WITNESS THEREOF, the parties have executed this Second Amendment as of the date set forth above.

Small World Kids, Inc. By:____________________________________

Laurus Master Fund Ltd. By:___________________________________